Exhibit 7

POLYMET MINING CORP.
(the “Company”)

STATEMENT OF CORPORATE GOVERNANCE PRACTICES

MARCH 2004

The Company’s corporate governance practices are designed with a view to ensuring that the business and affairs of the Company are effectively managed so as to best serve the interests of the shareholders.

The TSX has adopted certain requirements regarding the disclosure by listed companies of their practices relating to corporate governance. The corporate governance practices of the Company are described below under the headings, which relate to the guidelines set out by the TSX.

1. Stewardship of the Company

The role of the directors is to oversee the conduct of the Company’s activities and direct and supervise management in the day-to-day conduct of the business in accordance with the governing rules and regulations and the Company’s Charter and Code of Ethics. A copy of the Company’s Code of Ethics is available upon request to the Corporate Secretary.

The Board is responsible for the stewardship of the Company, and must take responsibility for, amongst other things, the strategic planning process and approval of strategic plans, risk identification and management, succession planning in respect of, and oversight of, senior management, communication policy, and integrity of internal controls and management information systems. The Board discharges the following five specific responsibilities as part of their overall “stewardship responsibility”:

a)
Adopting a strategic planning process: the Board’s strategic planning decisions are primarily based on information and recommendations provided by management. Prior approval of the directors of the Company is required for all material transactions in which the Company is involved including, without limitation, the acquisition and disposition by the Company of significant assets and properties, the issue of securities of the Company and the appointment of officers of the Company. At least quarterly, the Board reviews with management the Company’s projects, budgets, new opportunities, environmental issues and any other matters, which may affect the Company’s strategic plans.

b)
Identifying the principal risks of the Company’s business and employing appropriate systems to manage these risks: Through the Audit Committee, the Board is responsible for identifying risks of the Company and ensuring that risk management systems are implemented in accordance with the Audit Committee Mandate (see Guideline #13). At each meeting held to consider quarterly and annual reports, the Audit Committee reviews and discusses areas of concern with the external auditors and reports back to the Board as deemed fit.

c)
Succession planning, including appointing, training and monitoring senior management: the entire Board assumes responsibility for this function, which includes choosing the President and C.E.O., appointing senior management and monitoring their performance. In order to train, develop and retain senior management, the Board encourages professional and personal development activities and courses. Due to the size of the Company (three officers, two employees), there is no formal job description or succession, planning program in place. When senior management positions become available, replacements are sourced via executive search companies or recommendations from other management personnel or directors.

d)
Communications policy: the Board believes that its communications with shareholders and others interested in the Company are responsive and effective. The Company formally maintains communication with its shareholders and other interested parties through various channels, including annual and quarterly reports, news releases and statutory filings. Management is available to shareholders to respond to questions and concerns on a prompt basis. Information is also widely available at the Company’s website located at www.polymetmining.com. Shareholders may contact the Company via the website, by e-mail or by telephone. The President and C.E.O. and Corporate Secretary have primary responsibility for reviewing disclosure documents and ensuring compliance with continuous disclosure requirements with dissemination authorized only by the Chairman or President.

e)
Integrity of the Company’s internal information, audit and control systems: on behalf of the Board, the Audit Committee assesses the control systems in place and ensures their effectiveness. Please see Guideline #13 for additional information.

2. Board Independence

The Company's Board is comprised of five directors, of whom three can be defined as "unrelated directors" or "directors who are independent of management and are free from any interests and any business or other relationship which could, or could reasonably be perceived to, materially interfere with the directors' ability to act with a view to the best interests of the Company, other than interests and relationships arising from shareholdings" and do not have interests in or relationships with the Company. To the best of the Company’s knowledge, the Company does not have a significant shareholder.

3. Individual Unrelated Directors

In determining whether a director is an unrelated director, the directors of the Company consider, among other things, whether the director has a relationship, which could, or could be perceived to, interfere with the director’s ability to objectively assess the performance of management of the Company. The determination of the number of “unrelated directors” of the Company is made on the basis of the foregoing considerations and factors relating to the degree to which directors perform management functions of the Company. Mr. Murray is a related director due to his positions of President and C.E.O. The other directors are unrelated as they do not work in the day-to-day operations of the Company.

4. Nominating Committee

The Company does not have a Nominating Committee. The Corporate Governance Committee is responsible for proposing new nominees to the Board and for assessing directors on an ongoing basis. All its members are unrelated directors. New nominees should have a proven track record in business (preferably in the mining industry) and the ability to devote the time required to serve.

5. Assessing the Board’s Effectiveness

The Corporate Governance Committee evaluates the effectiveness of the Board, its committees and individual directors. Based on feedback from the directors, the Corporate Governance Committee members assess the operation of the Board and the adequacy of information provided to the Board and recommends changes where necessary.

6. Orientation and Education of Directors

The Company has not adopted a formal orientation and education program for new directors, and all relevant information is communicated to new directors informally. The directors consider that the adoption of formal orientation and education program for new directors is not presently warranted given the size of the Company and the current composition of the Board. Senior management provides regular reports to the directors on the Company’s activities. Directors may visit the Company’s properties whenever they wish and are encouraged to take professional development courses at the Company’s expense. Once appointed, directors are provided with a copy of the Company’s Code of Ethics to which they are expected to adhere.

7. Effective Board Size

The Corporate Governance Committee reviews the composition and size of the Board once a year. The Committee considers the current number of five directors to be appropriate given the size of the Company and do not contemplate changing the number of directors of the Company in the foreseeable future.

8. Compensation of Directors

There are no arrangements under which directors are compensated by the Company and its subsidiaries. The Compensation Committee reviews the Company’s Stock Option Plan annually and determines the number, if any, to be granted to directors, officers and employees.

9. Committees and Outside Directors

There are three committees, all of which have a majority of members who are outside directors. All directors are members of at least one Board committee. The committees are as follows:

a)
The Compensation Committee is comprised of three directors, one of whom is an outside director. The members are David Dreisinger, James Swearingen and William Murray. This committee is responsible for reviewing and making recommendations to the Board regarding human resources matters, including management compensation policies and programs, succession plans and recruitment. A copy of the Compensation Committee Mandate is available on request from the Company.

b)
The Corporate Governance Committee is comprised of three directors, all three of whom are outside directors. The members are Ian Forrest, George Molyviatis and David Dreisinger. This committee is responsible for monitoring the quality and effectiveness of the governance system and ensuring effective communication and reporting to shareholders. A copy of the Corporate Governance Committee Mandate is available on request from the Company.

c)
The Audit Committee is comprised of three directors, all of whom are outside directors. The members are Ian Forrest, David Dreisinger, James Swearingen and George Molyviatis. Please see Appendix 1 for the Audit Committee Mandate.

10. Approach to Corporate Governance

The Corporate Governance Committee has the responsibility for developing the Company’s approach to corporate governance matters, including the review and implementation of the corporate governance practices of the Company, and recommending any changes to the Board of Directors. They do so primarily by monitoring best practices among peer companies to ensure the Company continues to maintain high standards of corporate governance.

11. Position Descriptions

There are no formal job descriptions for directors or for management. The directors of the Company require management of the Company to provide complete and accurate information with respect to management’s activities and to provide relevant information concerning the industry in which the Company operates. The Board monitors and assesses management through its regular contact with the management team, most of whom provide reports to the Board or its committees at meetings.

12. Independence of Management

There are no special structures or processes in place to facilitate the functioning of the directors of the Company independently of management. However, the outside directors are given full access to management so that they can develop an independent perspective and express their views and communicate their expectations of management.

13. Audit Committee

The Audit Committee is appointed by the Board and comprised of three members, none of whom are officers or employees. The current members are David Dreisinger, George Molyviatis, James Swearingen and Ian Forrest, who is also the Committee’s Chairman and financial expert.

The purpose of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities by reviewing the financial information, which will be provided to the shareholders and others, the systems of corporate controls, which, management and the Board have established and the audit process. The mandate of the Audit Committee is attached hereto as Appendix 1.

14. Outside Advisors

The directors of the Company have not implemented any formal system enabling an individual director to engage an outside advisor at the expense of the Company in appropriate circumstances. Upon notice to the President and C.E.O., all directors have the right to seek legal advice at the Company’s expense. Other outside advisors may be engaged at the Company’s expense upon request to the Board.

Appendix 1

PolyMet Mining Corp.

Audit Committee Mandate and Charter

The responsibilities of the Audit Committee are as follows:

1.      To assist the Board of Directors in fulfilling its fiduciary responsibilities relating to the Company's accounting and reporting practices and the integrity of the Company's internal accounting controls and management information systems;

2.      To review with the auditors, internal accountants and management of the Company:

a.	any audited financial statement of the Company, including any such statement that is to be presented to an annual general meeting or provided to shareholders or filed with regulatory authorities and including any audited financial statement contained in a prospectus, registration statement or other similar document;

b.	the financial disclosure in each Annual Report and Management Discussion and Analysis of the Company which accompanies such audited financial statement and in each such filing, prospectus, registration statement or other similar document;

3.      To review with the internal accountants and management of the Company:

a.
any unaudited financial statement of the Company, including any such statement that is to be presented to an annual general meeting or provided to shareholders or filed with regulatory authorities and including any unaudited financial statement contained in a prospectus, registration statement, Quarterly Report or other similar document;

b.
the financial disclosure in each Quarterly Report and when applicable, Management Discussion and Analysis of the Company accompanying such unaudited financial statement and in each such filing, prospectus, registration statement or other similar document which accompanies such unaudited financial statement;

4.      To consider in the course of each such review appropriate key considerations from those set out in the document entitled “Audit Committee Key Considerations” attached hereto as Addendum “C”.

5.      To otherwise review as required and report to the Board of Directors with respect to the adequacy of internal accounting and audit procedures and the adequacy of the Company’s management information systems;

6.      To otherwise ensure that no restrictions are placed by management on the scope of the auditor's review and examination of the Company's accounts;

7.      To ensure the independence of and to recommend to the Board of Directors the firm of independent auditors to be nominated for appointment by the shareholders at the next annual general meeting;

8.      To ensure that methods are in place to allow a director, officer or employee to bring concerns to the attention of the Audit Committee and that those who do so are provided protection from any retaliatory action whatsoever. Mr. Ian Forrest as Chairman, has been designated as the person to whom such concerns should be addressed and is responsible for ensuring that such concerns are handled properly and appropriately, and

9.      To meet regularly at such times and places and to engage such advisors at the expense of the Company and to undertake such interviews and inquiries and to require the attendance of such Company personnel and to establish direct communications with the auditors from time to time, all as the committee sees fit for the purpose of carrying out this mandate.